EXHIBIT 12

                            INDIANA GAS COMPANY, INC.
                            AND SUBSIDIARY COMPANIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In Thousands, Except Ratios)


                     Twelve Mos.
                       Ended            Fiscal Year Ended September 30
                      3/31/99     1998     1997(1)    1996     1995    1994
                      -------     ----     -------    ----     ----    ----
Earnings:
 Net income          $31,565    $30,883   $13,478   $38,630  $32,109  $34,596
   Income taxes       17,039     17,510     7,147    22,568   18,630   17,977
   Fixed charges
     (see below)      16,101     16,967    17,728    16,844   16,395   16,986
Total adjusted
   earnings          $64,705    $65,360   $38,353   $78,042  $67,134  $69,559


Fixed charges:
 Total interest
   expense           $15,770    $16,234   $16,774   $15,907  $15,530  $16,037
 Interest component
   of rents              331        733       954       937      865      949
Total fixed charges  $16,101    $16,967   $17,728   $16,844  $16,395  $16,986

Ratio of earnings
   to fixed charges      4.0        3.9       2.2       4.6      4.1      4.1


(1)Reflects the recording of restructuring costs in fiscal 1997 (see Note 2). Indiana Gas' ratio of earnings to fixed charges for 1997 before restructuring costs was 4.4.